EXHIBIT 10.3
AMENDMENT NO. 1

to the

HOME BANK
SALARY CONTINUATION AGREEMENT

THIS AMENDMENT NO. 1 (the “Amendment”) amends the Salary Continuation Agreement dated August 1, 2007 (the “Agreement”) between Home Bank (the “Bank”) and Darren Guidry (the “Executive”), with the amendment effective as of December 22, 2008 (the “Effective Date”).

WHEREAS, the Bank and the Executive desire to amend the Agreement in order to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, Section 8.1 of the Agreement permits the Bank and the Executive to amend the Agreement; and

NOW, THEREFORE, the Agreement is hereby amended as follows:

1.           Section 8.3 of the Agreement is hereby amended and restated to read in its entirety as follows:

“8.3
Plan Terminations Under Code Section 409A.  Notwithstanding anything to the contrary in Section 8.2, the Bank may, in its discretion, elect to terminate the Agreement in any of the following three circumstances and distribute the Account Value, determined as of the date of the termination of this Agreement, to the Executive in a lump sum as set forth below, provided that in each case the action taken complies with the applicable requirements set forth in Treasury Regulation §1.409A-3(j)(4)(ix):

(a)
the Agreement is irrevocably terminated within the 30 days preceding a Change in Control and (1) all arrangements sponsored by the Bank and its affiliates and any successors immediately following the Change in Control that would be aggregated with the Agreement under Treasury Regulation §1.409A-1(c)(2) are terminated with respect to the Executive and each participant in the aggregated arrangements that experienced the Change in Control event, and (2) the Executive and each participant under the other aggregated arrangements receive all of their benefits under the terminated arrangements within 12 months of the date that all necessary action to irrevocably terminate the Agreement and the other aggregated arrangements is taken;

(b)
the Agreement is irrevocably terminated at a time that is not proximate to a downturn in the financial health of the Bank and (1) all arrangements sponsored by the Bank that would be aggregated with the Agreement under Treasury Regulation §1.409A-1(c) if the Executive participated in such arrangements are terminated, (2) no payments are made within 12 months of the date the Bank takes all necessary action to irrevocably terminate the arrangements, other than payments that would be payable under the terms of the arrangements if the termination had not occurred; (3) all payments are made within 24 months of the date the Bank takes all necessary action to irrevocably terminate the arrangements; and (4) the Bank does not adopt a new arrangement that would be aggregated with the Agreement under Treasury Regulation §1.409A-1(c) if the Executive participated in both arrangements, at any time within three years following the date the Bank takes all necessary action to irrevocably terminate the Agreement; or

(c)
the Agreement is terminated within 12 months of a corporate dissolution taxed under Section 331 of the Code, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred by the Executive under the Agreement are included in the Executive’s gross income in the later of (1) the calendar year in which the termination of the Agreement occurs, or (2) the first calendar year in which the payment is administratively practicable.”

2.          Effectiveness.  This Amendment shall be deemed effective as of the Effective Date, as if executed on such date.  Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect and shall be otherwise unaffected.

3.          Governing Law.  This Amendment and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of Louisiana, except to the extent that the laws of the United States of America are applicable.

4.          Counterparts.  This Amendment may be executed in any number of counterparts, each of which shall for all purposes be deemed an original, and all of which together shall constitute but one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, the Executive and a duly authorized representative of the Bank have executed this Amendment effective as of the Effective Date.

EXECUTIVE		HOME BANK

By:	/s/ Darren E. Guidry	By:	/s/ John W. Bordelon
	Darren E. Guidry		John W. Bordelon
President and Chief Executive Officer